Exhibit 99.1

Contact:	For Release:
Brad Cohen	Oct. 27, 2010
Public Relations	1:05 p.m. PDT
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Christi Lee
Investor Relations
Quantum Corp.
(408) 944-4450
ir@quantum.com

QUANTUM CORPORATION REPORTS FISCAL SECOND QUARTER RESULTS

Highlights:
  Total revenue of $168 million – up $5 million from prior quarter, including an $11 million increase in branded revenue
  Record level of branded disk systems and software revenue – up 29 percent year-over-year and 19 percent sequentially
  GAAP earnings per share of 1 cent and non-GAAP earnings per share of 6 cents
  $26 million in cash generated from operations
SAN JOSE, Calif., Oct. 27, 2010 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today reported results for the second quarter of fiscal 2011 (FQ2’11), ended Sept. 30, 2010. Revenue for the quarter totaled $168 million which, primarily due to an expected reduction in OEM deduplication software revenue, was down from $175 million for the same period last year (FQ2’10). However, total revenue was up $5 million sequentially, as branded growth more than offset the reduced OEM revenue. Excluding royalty revenue, Quantum’s branded revenue increased 4 percent year-over-year and 11 percent sequentially and represented 80 percent of total non-royalty revenue for the quarter. Branded disk systems and software revenue was a key contributor to this growth, increasing 29 percent from FQ2’10 and 19 percent sequentially.

Quantum’s GAAP gross margin rate was 42.6 percent for FQ2’11, down from 43.8 percent a year earlier, while the non-GAAP gross margin rate decreased to 45.2 percent from 47.1 percent. GAAP operating income was $9 million for the quarter, down from $15 million in FQ2’10, and non-GAAP operating income decreased to $19 million from $28 million. In all cases, the largest driver of the declines was the reduction in OEM deduplication software revenue.

For FQ2’11, GAAP net income was $3 million, or 1 cent per diluted share, compared to GAAP net income of $11 million, or 4 cents per diluted share, for the same period in the prior year. Non-GAAP net income for the quarter was $13 million, or 6 cents per diluted share, compared to non-GAAP net income of $23 million, or 11 cents per diluted share, in FQ2’10.

“Our September quarter results were better than the prior quarter in nearly every area where we are focused, including revenue, gross margin, operating income, net income and cash generation,” said Rick Belluzzo, chairman and CEO of Quantum. “We achieved all this while absorbing an anticipated $9 million sequential reduction in OEM deduplication software revenue, which demonstrates the strength of our business model. In short, our second quarter performance can be viewed as a foundation on which to drive greater revenue growth in the second half of the fiscal year, leveraging the refresh and expansion of nearly our entire product line over the past 12 months and the progress we are making in generating more business through the independent reseller channel.”

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Quantum ended FQ2’11 with $98 million in total cash and cash equivalents and $307 million in total debt. The company generated $26 million in cash from operations and paid off the remaining $22 million of its convertible debt.

Outlook
For the third quarter of fiscal 2011, Quantum said it expects:
  Revenue of $185 million to $200 million.
  GAAP and non-GAAP gross margin rates slightly higher than those in FQ2’11.
  GAAP operating expenses of $64 million to $68 million and non-GAAP operating expenses of $58 million to $62 million.
  Interest and taxes similar to those in FQ2’11.
  GAAP earnings per diluted share of 4-6 cents and non-GAAP earnings per diluted share of 8-10 cents.
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Business Highlights
During FQ2’11, Quantum continued to focus on building revenue momentum through the introduction and ramp of new products, deeper engagement with independent resellers and industry partners, and focused sales and marketing initiatives. Key business highlights included the following:
  Quantum introduced and began shipping the DXi6700, a new backup and deduplication appliance with a VTL interface that offers midrange and enterprise customers an unmatched combination of performance, simplicity and value for Fibre Channel SAN environments.
  The company finalized preparations for the launch of DXi8500, its new enterprise backup and deduplication solution announced shortly after quarter-end that will begin shipping in the next few weeks. The DXi8500 offers the highest single-unit VTL performance in the industry (6.4 TB/hour) while also providing high performance in other presentation options, including NAS and OST. The DXi8500 is designed to anchor a multi-tier, enterprise-wide disaster recovery and data retention strategy.
  Quantum generated record revenue for branded disk systems, with particularly strong demand for the DXi7500 from both new and existing customers. This included a multi-unit, multi-million dollar purchase by a Fortune 50 company that already had over 20 DXi® systems, as well as large sales to a U.S. cabinet department, a European central bank and a top U.S. investment firm. Quantum also had a number of customers that purchased both DXi4500 and DXi6500 appliances, including a large U.S. federal agency, a leading provider of business commerce solutions and a large telecommunications provider.
  The company had record StorNext® revenue. Contributing to this growth were four StorNext sales involving archives with more than one petabyte of data and increased adoption of the new functionality in StorNext 4.0. In addition, approximately half of the deals involving StorNext Storage Manager were integrated hardware-software solutions that also included Quantum Scalar® tape libraries. Key StorNext wins included new business with one of the largest media and entertainment conglomerates in the world, a European music company and two Asian television stations, as well as follow-on business with an American television network, a North American agency that provides meteorological information and weather forecasts, and a European international broadcast channel.
Conference Call and Audio Webcast Notification
Quantum will hold a conference call today, Oct. 27, 2010, at 2:00 p.m. PDT, to discuss its fiscal second quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9774 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Oct. 27, 2010, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

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About Quantum
Quantum (NYSE:QTM) is the leading global specialist in backup, recovery, and archive. From small businesses to multinational enterprises, more than 50,000 customers trust Quantum to solve their data protection, retention and management challenges. Quantum’s best-of-breed, open systems solutions provide significant storage efficiencies and cost savings while minimizing risk and protecting prior investments. They include three market-leading, highly scalable platforms: DXi®-Series disk-based deduplication and replication systems for fast backup and restore, Scalar® tape automation products for disaster recovery and long-term data retention, and StorNext® data management software for high-performance file sharing and archiving. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DXi, Scalar and StorNext are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, all of our statements under the “Outlook” section are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statement. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2010. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Quantum believes that the non-GAAP financial measures disclosed above provide useful and supplemental information to investors regarding its quarterly financial performance. Quantum management uses these non-GAAP financial measures internally to understand, manage, and evaluate the company’s business results and make operating decisions. For instance, Quantum management often makes decisions regarding staffing, future management priorities and how the company will direct future operating expenses on the basis of non-GAAP financial measures. In addition, compensation of our employees is based in part on the performance of our business based on non-GAAP operating income.

The non-GAAP financial measures used in this press release exclude the impact of amortization of intangibles, share-based compensation expense, restructuring charges and gain on extinguishment of debt, net, for the following reasons:

Amortization of Intangible Assets
This includes acquired intangibles such as purchased technology and customer relationships in connection with prior acquisitions. These expenses are not factored into management’s evaluation of potential acquisitions or Quantum’s performance after completion of the acquisitions because they are not related to Quantum’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Quantum against the performance of other companies without the variability caused by purchase accounting.

Share-Based Compensation Expense
Share-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Quantum’s control. As a result, management excludes this item from Quantum’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Quantum’s core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

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Restructuring Charges
Restructuring charges primarily relate to expenses associated with changes to Quantum’s operating structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Quantum has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude restructuring charges from Quantum’s non-GAAP financial measures, as it enhances the ability of investors to compare Quantum’s period-over-period operating results from continuing operations.

Gain on Extinguishment of Debt, Net
The gain on extinguishment of debt, net relates to specific debt refinancing actions undertaken in fiscal 2010 and is not part of Quantum’s future core operations.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material impact on the company’s reported financial results and, therefore, should not be relied upon as the sole financial measures to evaluate the company. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended			Six Months Ended
September 30, 2010		September 30, 2009	September 30, 2010	September 30, 2009
Revenue:
Product	$112,329	$118,327	$220,783	$223,551
Service	37,728	39,757	76,365	78,659
Royalty	17,665	16,842	33,799	33,056
Total revenue	167,722	174,926	330,947	335,266
Cost of revenue:
Product	73,067	73,077	143,702	145,163
Service	23,259	25,220	48,395	51,831
Total cost of revenue	96,326	98,297	192,097	196,994
Gross margin	71,396	76,629	138,850	138,272
Operating expenses:
Research and development	18,128	16,907	36,250	33,439
Sales and marketing	29,119	27,880	59,197	55,173
General and administrative	14,941	15,218	30,424	29,723
Restructuring charges	94	1,696	11	4,806
	62,282	61,701	125,882	123,141
Income from operations	9,114	14,928	12,968	15,131
Interest income and other, net	306	1,265	274	1,269
Interest expense	(6,001)	(6,935)	(12,116)	(12,586)
Gain on debt extinguishment, net of costs	—	1,569	—	12,859
Income before income taxes	3,419	10,827	1,126	16,673
Income tax provision (benefit)	394	(528)	797	310
Net income	$3,025	$11,355	$329	$16,363

Net income per share:
Basic	$0.01	$0.06	$0.00	$0.08
Diluted	0.01	0.04	0.00	0.02
Income for purposes of computing net income per share:
Basic	$3,025	$11,355	$329	$16,363
Diluted	3,025	9,792	329	4,753
Weigheted average common and common equivalent shares:
Basic	218,856	212,475	217,167	211,372
Diluted	221,999	213,794	224,267	225,752
Included in the above Statements of Operations:
Amortization of intangibles:
Cost of revenue	3,966	5,499	9,513	10,974
Research and development	100	100	200	200
Sales and marketing	3,362	3,394	6,756	6,788
General and administrative	25	25	50	50
	7,453	9,018	16,519	18,012
Share-based compensation:
Cost of revenue	444	319	904	619
Research and development	581	582	1,330	1,220
Sales and marketing	720	760	1,605	1,218
General and administrative	729	1,014	1,677	1,756
	2,474	2,675	5,516	4,813

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2010	March 31, 2010*
Assets
Current assets:
Cash and cash equivalents	$96,212	$114,947
Restricted cash	1,830	1,896
Accounts receivable, net	100,838	103,397
Manufacturing inventories, net	51,709	54,080
Service parts inventories, net	48,476	53,217
Deferred income taxes	7,919	7,907
Other current assets	13,489	14,500
Total current assets	320,473	349,944
Long-term assets:
Property and equipment, net	26,320	24,528
Intangible assets, net	56,573	73,092
Goodwill	46,770	46,770
Other long-term assets	9,424	9,809
Total long-term assets	139,087	154,199
	$459,560	$504,143
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$53,116	$56,688
Accrued warranty	6,214	5,884
Deferred revenue, current	77,705	94,921
Current portion of long-term debt	1,884	1,884
Current portion of convertible subordinated debt	—	22,099
Accrued restructuring charges	1,063	3,795
Accrued compensation	28,207	31,237
Income taxes payable	1,677	2,594
Other accrued liabilities	22,782	23,555
Total current liabilities	192,648	242,657
Long-term liabilities:
Deferred revenue, long-term	29,797	30,724
Deferred income taxes	8,491	8,676
Long-term debt	304,957	305,899
Other long-term liabilities	7,346	7,444
Total long-term liabilities	350,591	352,743
Stockholders’ deficit	(83,679)	(91,257)
	$459,560	$504,143

*	Derived from the March 31, 2010 audited Consolidated Financial Statements.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	September 30, 2010	September 30, 2009
Cash flows from operating activities:
Net income	$329	$16,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,878	6,257
Amortization	17,327	19,513
Service parts lower of cost or market adjustment	7,053	4,391
Gain on debt extinguishment	—	(15,613)
Deferred income taxes	(171)	(235)
Share-based compensation	5,516	4,813
Changes in assets and liabilities:
Accounts receivable	2,559	1,844
Manufacturing inventories	(974)	7,937
Service parts inventories	1,033	3,729
Accounts payable	(3,595)	5,139
Accrued warranty	329	(4,052)
Deferred revenue	(18,142)	15,472
Accrued restructuring charges	(2,737)	683
Accrued compensation	(3,154)	976
Income taxes payable	(907)	(2,399)
Other assets and liabilities	145	(365)
Net cash provided by operating activities	10,489	64,453

Cash flows from investing activities:
Purchases of property and equipment	(7,677)	(3,096)
Decrease in restricted cash	69	74
Return of principal from other investments	95	—
Net cash used in investing activities	(7,513)	(3,022)

Cash flows from financing activities:
Borrowings of long-term debt, net	—	120,042
Repayments of long-term debt	(942)	(60,992)
Repayments of convertible subordinated debt	(22,099)	(122,288)
Payment of taxes due upon vesting of restricted stock	(2,076)	(928)
Proceeds from issuance of common stock	3,366	8
Net cash used in financing activities	(21,751)	(64,158)

Effect of exchange rate changes on cash and cash equivalents	40	251

Net decrease in cash and cash equivalents	(18,735)	(2,476)
Cash and cash equivalents at beginning of period	114,947	85,532
Cash and cash equivalents at end of period	$96,212	$83,056

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QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2010
	Gross Margin	Gross Margin Rate	Income From Operations	Operating Margin	Net Income	Per Share Net Income, Basic*	Per Share Net Income, Diluted*
GAAP	$71,396	42.6%	$9,114	5.4%	$3,025	$0.01	$0.01
Non-GAAP Reconciling Items:
Amortization of Intangibles	3,966		7,453		7,453
Share-based Compensation	444		2,474		2,474
Restructuring Charges			94		94
Non-GAAP	$75,806	45.2%	$19,135	11.4%	$13,046	$0.06	$0.06

* Weighted average common
and common equivalent shares:
Basic:	218,856
Diluted:	221,999

	Three Months Ended September 30, 2009
	Gross Margin	Gross Margin Rate	Income From Operations	Operating Margin	Net Income	Per Share Net Income, Basic*	Per Share Net Income, Diluted*
GAAP	$76,629	43.8%	$14,928	8.5%	$11,355	$0.06	$0.04
Non-GAAP Reconciling Items:
Amortization of Intangibles	5,499		9,018		9,018
Share-based Compensation	319		2,675		2,675
Restructuring Charges			1,696		1,696
Gain on Extinguishment
of Debt, Net					(1,569)
Non-GAAP	$82,447	47.1%	$28,317	16.2%	$23,175	$0.11	$0.11

* Weighted average common				Income for purposes of computing net
and common equivalent shares:				income per share:
	GAAP	Non-GAAP				GAAP	Non-GAAP
Basic:	212,475	212,475		Basic:		$11,355	$23,175
Diluted:	213,794	213,668		Diluted:		$9,792	$23,175

The non-GAAP information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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QUANTUM CORPORATION
THIRD QUARTER FISCAL 2011 FORECAST
GAAP TO NON-GAAP RECONCILIATION
(In millions, except per share amounts)

	Dollar range
Forecast Revenue	$185.0	-	$200.0

	Dollar range
Forecast operating expense on a GAAP basis	$63.5	-	$67.5
Forecast amortization of intangibles		3.4
Forecast share-based compensation		2.1
Forecast operating expense on a non-GAAP basis	$58.0	-	$62.0

	Dollar range
Forecast diluted earnings per share on a GAAP basis	$0.04	-	$0.06
Forecast amortization of intangibles		0.03
Forecast share-based compensation		0.01
Forecast diluted earnings per share on a non-GAAP basis	$0.08	-	$0.10

Estimates based on current (October 27, 2010) projections.

The projected GAAP and non-GAAP financial information set forth in this table represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For risk factors that could impact these projections, see our Annual Report on Form 10-K as filed with the SEC on June 11, 2010. We disclaim any obligation to update information in any forward-looking statement.

The non-GAAP financial information set forth in this table is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial information used by other companies.

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